EXHIBIT 99.1 STOCK SUBSCRIPTION AGREEMENT

Classic Rules Judo Championships, Inc.

STOCK SUBSCRIPTION AGREEMENT Form

This Stock Subscription Agreement (the "Agreement") is made as of ___________, by and between Classic Rules Judo Championships, Inc., a Delaware corporation (the "Company"), and ____________ ("Subscriber").

1.  Subscription for Stock. The company previous to the above date has 9,750,136 shares of common stock which are issued and outstanding. Subject to the terms and conditions of this Agreement, on the date hereof the Company will issue to Subscriber, and Subscriber agrees to purchase from the Company, _______ shares of the Company's Common Stock in exchange for Subscriber's investment interests of $________ in Classic Rules Judo Championships, Inc. (the "Consideration").

The term "Shares" refers to the Shares and all securities received in replacement of or in connection with the Shares pursuant to stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which Subscriber is entitled by reason of Subscriber's ownership of the Shares
2.  Subscription. The Subscription of the Shares under this Agreement shall occur at the principal office of the Company simultaneously with the execution of this Agreement by the parties or on such other date as the Company and Subscriber shall agree (the "Subscription Date").  On the Subscription Date, the Company will deliver to Transfer Agent a copy of this Agreement and cause Transfer Agent to note the Shares Subscribed for by Subscriber (which shall be issued in Subscriber's name in book entry form) in exchange for the Consideration.

3.  Limitations on Transfer.  In addition to any other limitation on transfer created by applicable securities laws, Subscriber shall not assign, encumber or dispose of any interest in the Shares except in compliance with the provisions below and applicable securities laws.

(a) Restrictions Binding on Transferees.  All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement.  Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied.

4.  Investment and Taxation Representations.  In connection with the subscription of the Shares, Subscriber represents to the Company the following:

(a)  Subscriber is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares.  Subscriber is subscribing for Shares for investment for his or her own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act.

(b) Subscriber understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Subscriber's investment intent as expressed herein.

(c) Subscriber understands that the Shares are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, Subscriber must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Subscriber acknowledges that the Company has no obligation to register or qualify the Shares for resale.  Subscriber further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and requirements relating to the Company which are outside of the Subscriber's control, and which the Company is under no obligation and may not be able to satisfy.

(d) Subscriber understands that Subscriber may suffer adverse tax consequences as a result of Subscriber's subscription for or disposition of the Shares.  Subscriber represents that Subscriber has consulted any tax consultants Subscriber deems advisable in connection with the subscription for or disposition of the Shares and that Subscriber is not relying on the Company for any tax advice.

5.  Refusal to Transfer. The Company shall not be required to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or to treat as owner of such Shares or to accord the right to vote or pay dividends to any Subscriber or other transferee to whom such Shares shall have been so transferred.

6.  Miscellaneous.

(a) Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Connecticut, without giving effect to principles of conflicts of law.

(b) Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(c) Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(d) Construction.  This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address or fax number as set forth below or as subsequently modified by written notice.

(f) Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(g) Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company's successors and assigns. The rights and obligations of Subscriber under this Agreement may only be assigned with the prior written consent of the Company.

The parties have executed this Agreement as of the date first set forth above.

Classic Rules Judo Championships, Inc.

By:_______________________________________
Christopher Angle
Title: President

Address: 19 Topledge Road
Redding, CT 06896

SUBSCRIBER:

Name: __________________

__________________________________________
(Signature)

Address: